Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 761 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 10, 2021; Filed pursuant to Rule 433

3-Year SLV Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	March 5, 2024
Valuation date:	February 29, 2024, subject to postponement for non-trading days and certain market disruption events
Underlying commodity shares:	Shares of the iShares® Silver Trust (SLV)
Payment at maturity[1]:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$10

If the final share price is less than the trigger level:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × share percent increase
Leverage factor:	300%
Maximum payment at maturity:	$17.30 per Trigger PLUS (173% of the stated principal amount)
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price	The closing price of one underlying commodity share on the pricing date
Final share price:	The closing price of one underlying commodity share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Trigger level:	80% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS
Pricing date:	February 26, 2021
Original issue date:	March 3, 2021 (3 business days after the pricing date)
CUSIP/ISIN:	61771U169 / US61771U1694
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221001845/ms761_fwp-01391.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Commodity Shares	Return on the Trigger PLUS
+90.00%	73.00%
+80.00%	73.00%
+70.00%	73.00%
+60.00%	73.00%
+50.00%	73.00%
+40.00%	73.00%
+30.00%	73.00%
+24.333%	73.00%
+20.00%	60.00%
+10.00%	30.00%
+5.00%	15.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Commodity Shares

For more information about the underlying commodity shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

•	The Trigger PLUS do not pay interest or guarantee return of any principal.
•	The appreciation potential of the Trigger PLUS is limited.
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	The estimated value of the Trigger PLUS is $9.207 per Trigger PLUS, or within $0.45 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	Investing in the Trigger PLUS is not equivalent to investing in the underlying commodity shares or in the commodity composing the underlying commodity shares.
•	The amount payable on the Trigger PLUS is not linked to the price of the underlying commodity shares at any time other than the valuation date.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.
•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlying Commodity Shares

•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
•	The Trigger PLUS are subject to risks associated with silver.
•	There are risks relating to trading of commodities on the London Bullion Market Association.
•	The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of their commodity or the net asset value per share of the underlying commodity shares.
•	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.
•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying commodity shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.